Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of November 1, 2018 (the “Effective Date”), is made by and among the sellers set forth on Exhibit A-1 (collectively, “Seller”), and Plymouth Industrial REIT Inc., a Maryland corporation (“Buyer”).

ARTICLE I

definitionS

1.1             Defined Terms. Each of the following initially capitalized terms has the meaning set forth for it in this Section 1.1:

“Access Agreement”: That certain Limited Access Agreement dated September 12, 2018, by and between LSOP 3 Joint Venture, LLC and Buyer.

“Adjustment Point”: 11:59 PM the day prior to the Closing Date.

"Additional Deposit": shall have the meaning set forth in Section 6.1.

“Affiliate”: With respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition and Section 14.8, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting shares, by contract or otherwise.

“Approval Date”: November 12, 2018.

“Approvals”: All assignable licenses, approvals, authorizations and permits issued by Governmental Authorities with respect to the Real Property.

“Basket Limitation”: $25,000.00.

“Bill of Sale”: A bill of sale in the form of Exhibit B.

“Broker”: Colliers International.

“Business Day”: Any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

“Cap Limitation”: 2% of the Purchase Price.

“Closing”: The closing of the sale and purchase of the Property pursuant to this Agreement.

“Closing Date”: The date on which the Closing occurs.

“Closing Documents”: All documents to be delivered at Closing by Seller or Buyer pursuant to this Agreement.

“Contracts”: All contracts, as amended and in effect at the time in question, between Seller (or Manager as agent for Seller) and third parties providing for third parties to provide repair, maintenance, construction, inspection, landscaping, security, extermination, trash removal and other services in connection with the operation of the Real Property, excluding the Management Agreement and the Leasing Agreement.

“Deed”: A deed in the form of Exhibit C, pursuant to which Seller shall convey title to the Real Property subject to the Permitted Exceptions.

“Deposit”: The Initial Deposit and the Additional Deposit, if applicable, plus the interest, if any, that is collected on such funds by Escrow Agent.

“Environmental Laws” shall have the meaning set forth in Section 9.1.6.

“Escrow Agent”: First American Title Insurance Company.

“Estoppel”: For each Lease, a document substantially in the form of Exhibit D or the form required by such Lease, signed by the Tenant thereunder, with the applicable information inserted in the blanks in such form, and not materially and adversely inconsistent with the corresponding information contained in such Lease or otherwise provided to Buyer by Seller or Manager in writing prior to the Approval Date, except for changes permitted hereunder, and except that, if an Estoppel is not obtained from any Tenant by Closing, a document substantially in such form, with such information, that is signed by Seller as landlord (but limited to Seller’s Knowledge) shall qualify as an Estoppel for purposes hereof as permitted by and subject to Section 3.1.4 herein.

“General Assignment”: An assignment and assumption in the form of Exhibit E.

“Governmental Authority”: The United States, the state and city in which the Land is located, any political subdivision of such state or city, and any agency, department, commission, board, court, bureau or instrumentality of any of them.

“Improvements”: All buildings and other improvements on the Land.

“Initial Deposit”: Immediately available funds in the amount of One Million and 00/100 Dollars ($1,000,000.00).

“Inspection”: The non-destructive and non-invasive physical inspection or Phase I environmental site assessment of the Property.

“Intangible Personal Property”: The Approvals, the Non-Terminated Contracts, the Warranties, and the Leases.

“Land”: The land located at the addresses set forth on Exhibit A-1 attached hereto, and further described in Exhibit A-2, which is located in Duval County, Florida, together with all easements, rights and appurtenances, if any, inuring to the benefit of such land, and any land lying in the bed of any publicly opened street adjoining such land to the center line thereof and any award made or to be made in lieu thereof.

“Lease”: A lease or license of space in or at the Real Property, as amended and in effect at the time in question, between Seller (or its predecessor) and a Tenant, together with any related guaranties or other agreements to which Seller (or its predecessor) is a party.

“Leasing Agreement”: An agreement between Seller and a real estate broker, pursuant to which such broker is or may become entitled to a fee or commission in connection with a Leasing Transaction.

“Leasing Transaction”: The entry by Seller and a Tenant into a Lease, or an agreement modifying, extending, renewing, expanding, terminating or otherwise affecting a Lease, which occurs after the Effective Date.

“Management Agreement”: The property management agreement between Seller and Manager, pursuant to which Manager provides property management services to the Real Property.

“Manager”: The management company that is party to the Management Agreement.

“Monetary Lien”: A lien that can be satisfied and discharged with the payment of a specified amount of money, which affects title to all or part of the Property and was voluntarily created by a Seller.

“Non-Terminated Contracts”: The Contracts that remain in effect at Closing pursuant to this Agreement.

“Parties”: Seller and Buyer.

“Party”: Seller or Buyer, as the context requires.

“Permitted Exceptions”: (i) Non-delinquent real property taxes and assessments (including unpaid installments thereof that are not delinquent); (ii) the Leases identified in Exhibit F, as they may be affected by Leasing Transactions permitted hereunder, any additional Leases resulting from Leasing Transactions permitted hereunder, and the rights of the Tenants under such Leases; (iii) any other lien, encumbrance, easement or other exception or matter consented to by Buyer prior to or as of the Closing or arising as a consequence of the investigations or any other activities undertaken by Buyer or Buyer’s representatives, agents and designees, at the Real Property; (iv) if Buyer does not obtain a new survey or survey update, any exception to, or lack of coverage under, the Title Policy due to the lack of a current survey; and (v) all other exceptions to title contained or disclosed in the Title Commitment or Survey, or any update of the Title Commitment delivered before Closing, other than Seller Cure Exceptions.

“Person”: An individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or Governmental Authority.

“Personal Property”: The Tangible Personal Property and the Intangible Personal Property.

“Property”: The Real Property and the Personal Property.

“Purchase Price”: Ninety-Seven Million One Hundred Thousand and 00/100 Dollars ($97,100,000.00).

“Real Property”: The Land and the Improvements.

“Scheduled Closing Date”: December 14, 2018, as such date may be postponed pursuant to Section 5.6, extended by Seller pursuant to Section 3.1.4 or postponed by Buyer pursuant to Section 6.1.

“Seller Cure Exceptions”: (i) Monetary Liens and (ii) other exceptions to title contained or disclosed in the Title Commitment or Survey, or any update of the Title Commitment delivered before Closing, that (A) are caused by any Seller after the Effective Date in violation of this Agreement, (B) will be omitted from the Title Policy upon delivery of the Title Affidavit, or (C) Seller agrees in writing to cure or to cause the Title Company to omit from, or insure over in, the Title Policy.

“Seller Estoppel” shall have the meaning set forth in Section 3.1.4.

“Seller’s Knowledge”: The knowledge of Seller based upon the actual knowledge of Michael Paloian without any duty on the part of any such Persons (or any other Persons) to conduct any independent investigation or make any inquiry of any Person.

“Settlement Statement”: A settlement statement, prepared by Escrow Agent with input from Seller and Buyer, and approved by Seller and Buyer in their reasonable discretion, reflecting the prorations, adjustments and allocation of costs pursuant to Article VII.

“SNDA”: A form of subordination, non-disturbance and attornment agreement in form and substance (i) reasonably acceptable to Seller, Buyer and Buyer’s lender, or (ii) required under the applicable Tenant’s Lease, and prepared by Buyer or Buyer’s lender.

“Study Period”: The period beginning on the Effective Date and ending on the Approval Date.

“Survey”: The survey provided by Seller pursuant to Section 5.1.1 and any update thereof or new survey of the Real Property that Buyer, at its expense, elects to obtain from a licensed surveyor during the Study Period.

“Survival Period”: The period ending one-hundred eighty (180) days after the Closing Date.

“Surviving Provisions”: The provisions of this Agreement that are expressly stated to survive the termination of this Agreement.

“Tangible Personal Property”: All tangible personal property, if any, owned by Seller and located at and used in connection with the maintenance or operation of the Real Property.

“Tenant”: The tenant under a Lease.

“Tenant Payments”: Rents and other Tenant payments and reimbursements under Leases.

“Title Affidavit”: The affidavit of Seller substantially in the form of Exhibit G attached hereto.

“Title Commitment”: The current preliminary title reports covering the Real Property, issued to Buyer by the Title Company during the Study Period.

“Title Company”: The Escrow Agent.

“Title Policy”: An ALTA owner’s title insurance policy or policies issued by the Title Company insuring Buyer’s title to the applicable Real Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.

“Warranty”: Any warranty or guaranty issued to Seller in connection with the Improvements or the Tangible Personal Property.

1.2       Interpretation. All references to “Articles” and “Sections” without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require. The use of the term “including” means in all cases “including but not limited to” unless specifically designated otherwise.

ARTICLE II

sale and purchase

2.1             Agreement to Sell and Purchase. In consideration of the covenants herein contained, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property in accordance with the terms and conditions set forth in this Agreement.

2.2             Payments. Buyer shall pay the Purchase Price as follows:

2.2.1          Initial Deposit. Within two Business Days after the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Agent by bank wire transfer.

2.2.2          Balance of Purchase Price. At or before the Closing, Buyer shall deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price, adjusted to reflect prorations and other adjustments pursuant to Article VII.

2.3             Escrow. Escrow Agent shall hold, invest and deliver the Deposit, in accordance with Exhibit H, and shall hold and deliver all documents delivered to it hereunder in accordance with customary escrow instructions issued mutually by legal counsel to Buyer and Seller.

2.4             The Deposit. If this Agreement is terminated (i) pursuant to Section 5.4, Section 8.2 or Article X, or (ii) due to the failure of a condition set forth in Section 3.1, then, subject to Section 5.2, Buyer will be entitled to the Deposit. If this Agreement is terminated for any other reason, Seller will be entitled to the Deposit.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1             Conditions to Buyer’s Obligation to Purchase. Buyer’s obligation to purchase the Property is conditioned upon each of the following:

3.1.1          Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.2          Delivery of Title and Possession. Delivery to Buyer at the Closing of the Deed and possession of the Property subject to the Permitted Exceptions.

3.1.3          Title Insurance. Delivery to Buyer by the Title Company of the Title Policy (or a signed marked binder therefor) at the Closing.

3.1.4          Tenant Estoppels. Receipt by Buyer of Estoppels with respect to Leases demising at least 75% of the leased premises in the Improvements, of which not more than 10% of the leased premises in the Improvements is covered by Estoppels signed by Seller (a "Seller Estoppel") rather than by Tenants; provided, however, Seller shall not be permitted to provide a Seller Estoppel for any Tenant listed on Exhibit I or any Tenant who occupies an entire building, and provided further that if after Closing an Estoppel is obtained that is signed by the corresponding tenant and conforms to the requirements for an Estoppel, then such Seller Estoppel shall become null and void and of no force or effect, and Seller shall have no liability on account of having delivered such Seller Estoppel. Seller shall use commercially reasonable efforts to obtain the original Estoppels and deliver them to Seller at or promptly after Closing. Seller's delivery of the Estoppels required by the first sentence of this Section 3.1.4 on or prior to the Closing Date shall expressly be a condition to Buyer's obligation to purchase the Property. In the event Seller fails to deliver all such required Estoppels on or before the Closing Date, then Seller may elect to extend the Closing Date by no more than 15 days to seek to satisfy such condition. The second proviso contained in the first sentence of this Section 3.1.4 shall survive Closing.

3.1.5          Seller’s Representations. The representations and warranties by Seller set forth in Section 9.1 being true and correct in all material respects as of the Closing except (i) representations and warranties stated in Section 9.1 to be as of the Effective Date (“Effective Date Reps”), and (ii) as modified by notice (in accordance with Section 9.1) to which Buyer has no right to object, or does not object in writing by the later of (x) three Business Days after receipt thereof or (y) the end of the Study Period. Buyer has no right to object to such a notice relating to Effective Date Reps.

3.2             Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell the Property is conditioned upon each of the following:

3.2.1          Performance by Buyer. Performance in all material respects of the obligations and covenants of, and deliveries required of, Buyer hereunder.

3.2.2          Receipt of Purchase Price. Receipt of the Purchase Price, as adjusted pursuant to Article VII, at the Closing in the manner herein provided.

3.2.3          Buyer’s Representations. The representations and warranties by Buyer set forth in Section 9.2 being true and correct in all material respects as of the Closing.

ARTICLE IV

BUYER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT

4.1             Buyer’s Deliveries. Buyer shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1          Purchase Price. The Purchase Price as adjusted pursuant to Article VII, by wire transfer of immediately available funds.

4.1.2          General Assignment. Two (2) counterparts of the General Assignment, executed by Buyer.

4.1.3          Bill of Sale. Two (2) counterparts of the Bill of Sale, executed by Buyer.

4.1.4          Settlement Statement. The Settlement Statement, executed by Buyer.

4.2             Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.2.1          Deed. The Deed, executed and acknowledged by Seller.

4.2.2          General Assignment. Two (2) counterparts of the General Assignment, executed by Seller, together with original executed counterparts (or copies if originals are not in Seller’s possession) of the documents representing the Intangible Personal Property (which such counterparts of the documents representing the Intangible Personal Property may either be delivered to Escrow Agent or held at the Real Property).

4.2.3          Bill of Sale. Two (2) counterparts of the Bill of Sale, executed by Seller.

4.2.4          Notices to Tenants. Notices signed by Seller or Manager addressed to each Tenant, in the form of Exhibit J.

4.2.5          FIRPTA Certificate. Two counterparts of a certificate in the form of Exhibit K, executed by Seller.

4.2.6          Settlement Statement. The Settlement Statement, executed by Seller.

4.2.7          Title Affidavit. The Title Affidavit, executed by Seller

4.2.8          Representation Certificate. A certificate from Seller updating all representations and warranties of Seller as of the Closing Date in the form attached hereto as Exhibit M.

4.2.9          Estoppel Certificates. All Estoppels required to be delivered to Buyer in accordance with Section 3.1.4 of this Agreement.

4.2.10       Municipal Liens. Evidence reasonably satisfactory to the Title Company of payment of any municipal liens or assessments for public improvements or assessments against the Property that are due and payable as of the Closing Date.

4.3             Failure to Deliver. The failure of Buyer or Seller to make any delivery required above by and in accordance with this Article IV shall constitute a default hereunder by such Party.

4.4             Incorporation by Reference. The provisions of Sections 14.1, 14.2, 14.4, 14.5, 14.6, 14.8, 14.9, 14.10, 14.11, 14.12, 14.14 and 14.15 shall apply to all documents that are executed and delivered by either or both Parties at Closing, as if such provisions were incorporated therein (and referred thereto instead of to this Agreement). This Section shall survive the Closing.

ARTICLE V

INVESTIGATION OF PROPERTY

5.1             Delivery of Documents. Promptly after the Effective Date, to the extent not already delivered to Buyer pursuant to the Access Agreement and to the extent in Seller’s possession, Seller shall deliver or make available (via an electronic data room or in physical files at the office of Seller or Manager) to Buyer the following:

5.1.1          Survey. To the extent in Seller’s or Manager’s possession, the most recent survey of the Real Property prepared by a licensed surveyor.

5.1.2          Leases and Contracts. Copies of the Leases and the Contracts in effect on the Effective Date.

5.1.3          Books and Records. Copies of the Manager’s books and records, any maintenance contracts in effect affecting the Real Property, any Warranties pertaining to the Improvements or Tangible Personal Property, the most current, if any, environmental report for the Real Property in Manager's or Seller's possession, a current rent roll for the Real Property, monthly operating statements and variance reports, tax bills and utility bills regarding the Property for the three full calendar years preceding the Effective Date and for the current calendar year to date, a summary of Seller’s capital expenditure pertaining to the Real Property for the twelve calendar months preceding the Effective Date, it being acknowledged that the foregoing shall not include any financial analyses, budgets, projections, appraisals, or privileged or proprietary materials.

5.1.4          Approvals. Copies of all Approvals in effect that are in Seller’s or Manager’s possession.

Buyer’s sole remedy for any claim that Seller has failed to deliver or make available to Buyer any of the documentation required under Section 5.1 shall be to exercise timely its termination right under Section 5.4. Buyer’s election not to terminate the Agreement pursuant to Section 5.4 shall be deemed Buyer’s acknowledgement that Seller has satisfied its obligations under Section 5.1 and Buyer’s waiver of any claim that Section 5.1 has been breached by Seller.

5.2             Physical Inspection of Property. Prior to the expiration of the Study Period, Buyer and Buyer’s representatives, agents and designees shall have the right at reasonable times to enter upon the Real Property, at Buyer’s sole cost, solely for the purpose of conducting such Inspections as Buyer may elect to make or obtain, subject to this Agreement and the surviving terms of the Access Agreement. The parties hereby agree that the Access Agreement shall be of no further force and effect from and after the Effective Date, except for the obligations of Buyer thereunder accruing prior to or surviving the termination thereof (notwithstanding any merger provision in the Access Agreement to the contrary). In the event of any inconsistency between the terms of this Agreement and the Access Agreement, the terms of this Agreement shall prevail.

5.2.1          Notwithstanding anything in this Agreement or in the Access Agreement to the contrary, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any permanent injury to the Property or breach hereof, or expose Seller to any actual or potential losses or violation of applicable law, or otherwise materially adversely affect the Property or Seller’s interest therein, and Buyer shall obtain Seller’s prior written consent, which may be granted or withheld in Seller’s sole and absolute discretion, to any such entries, surveys, tests, investigations or other matters that are intrusive or invasive on the Property. Neither Buyer nor Buyer’s representatives, agents and designees are authorized to enter onto the Property, or contact (via email or other writing, by phone or in person) any tenant, leasing agent or property manager, without Seller’s prior written consent, which consent shall not be unreasonably withheld. Buyer shall notify Seller by e-mail or fax (at the email address or facsimile number listed in the Notice provision below) at least twenty-four (24) hours prior to the date of its proposed time of entry, its approximate duration and the nature of the entry, test, investigation or other matter, together with the parties that will be present. Seller’s written consent may be evidenced by an e-mail or fax back to Buyer at the email address or facsimile number listed in the Notice provision below) approving the request. Buyer shall permit Seller to have a representative present during all Inspections conducted at the Property. Buyer and Buyer’s representatives, agents and designees shall use commercially reasonable efforts to minimize disruption to tenants at the Property in connection with the Inspections. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Buyer hereby agrees to restore, at Buyer’s sole cost and expense, the Property to substantially the same condition existing immediately prior to Buyer’s exercise of its rights pursuant to this Agreement; provided however, Buyer shall not be required to repair damage arising from the mere discovery of any preexisting condition (so long as Buyer or its representatives, agents or designees did not exacerbate any such condition once it was discovered). The provisions of this Section 5.2.1 shall survive the termination of this Agreement.

5.2.2          Buyer shall indemnify, hold harmless and defend (with counsel approved by Seller) Seller, together with its affiliates, parent and subsidiary entities (direct or indirect), successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents and property manager (collectively, including Seller, “Seller Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, documented costs and expenses (including reasonable outside counsel attorneys’ fees) arising from or related to Buyer’s or its representatives, agents or designees entry onto the Property, any Inspections, or other actions of Buyer or its representatives, agents or designees with respect to the Property (whether occurring prior to, on or after the Effective Date), except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by the mere discovery of an existing condition at the Property (so long as neither Buyer nor its representatives, agents or designees exacerbated any such condition once it was discovered) or are caused by the gross negligence or willful misconduct of any Seller Indemnified Party. The provisions of this Section 5.2.2 shall survive the termination of this Agreement, and if not so terminated, shall survive the closing under this Agreement

5.2.3          Buyer shall maintain and cause its representatives, agents and designees to maintain (a) casualty insurance and comprehensive public liability insurance with coverages of not less than $2,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $2,000,000.00 with respect to property damage, by water or otherwise, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located. Buyer deliver proof of the insurance coverage required pursuant to this Agreement to Seller (in the form of a certificate of insurance) prior to Buyer’s or Buyer’s representatives, agents or designees entry onto the Property. Buyer shall, and shall cause its representatives, agents and designees to, name Seller and Seller’s property manager as additional insureds (or covered parties) under all such policies. The provisions of this Section 5.2.3 shall survive the termination of this Agreement, and if not so terminated, shall survive the closing under this Agreement.

5.3             Title and Survey. Buyer shall obtain from the Title Company current title commitments in the name of Buyer for each Real Property and thereafter promptly deliver such title commitments to Seller (collectively, the “Title Commitments”). The Title Company’s charge for its issuance of one Title Commitment for each of the Real Properties shall be borne by Seller pursuant to Section 7.2 of this Agreement. Upon receipt of the Title Commitments, Buyer shall order and obtain updates of the existing surveys for each of the Properties, the cost and expense of which shall be borne by Buyer pursuant to Section 7.2 and Section 7.3 of this Agreement. Buyer shall determine during the Study Period whether Seller’s title to the Property is satisfactory to Buyer. Buyer may negotiate with the Title Company or the surveyor who prepared the Survey in order to cause them to modify the Title Commitment or the Survey, as applicable, to reflect only those exceptions to title that are acceptable to Buyer, and to commit to provide endorsements to the Title Policy. The issuance of such endorsements shall not be a condition to Closing. Buyer shall have until the date that is six (6) days prior to the Approval Date (the “Title Objection Deadline”) to give written notice to Seller (“Buyer’s Title Objection Notice”) of any objections to the Title Commitments and Survey (“Title Objections”), indicating in reasonable detail the nature and reasons for Buyer’s objections and including with such notice a copy of the Title Commitments and Surveys, together with copies of any documents containing matters objected to in such notice. Seller shall notify Buyer within five (5) days after receipt of Buyer’s Title Objection Notice (“Seller’s Title Objection Response Period”) whether Seller agrees to attempt to cure any objections set forth in Buyer’s Title Objection Notice. If Seller states that Seller will not attempt to cure any or all objections set forth in Buyer’s Title Objection Notice, or if Seller fails to give timely notice to Buyer prior to the expiration of Seller’s Title Objection Response Period (whereby it shall be deemed that Seller refuses to cure all objections set forth in Buyer’s Title Objection Notice), then Buyer may terminate this Agreement in accordance with Section 5.4 hereof. If Buyer does not so terminate this Agreement, Buyer shall be deemed to have waived its objections set forth in Buyer’s Title Objection Notice that Seller has not agreed in writing to attempt to cure, and to have agreed to accept title to the Property subject thereto, without reduction in the Purchase Price. Notwithstanding the foregoing, Buyer shall have the right after the Approval Date to object to any material defect in title first arising after the date of the original Title Commitment by sending written notice of such objection to Seller (the “Updated Buyer’s Title Objection Notice”) within three (3) Business Days after Buyer's receipt of any supplemental or updated Title Commitment, but in no event later than three (3) Business Days prior to the Closing Date. If Seller fails to take the action requested in the Updated Buyer’s Title Objection Notice or does not elect to remove or cause the Title Company to insure over such newly discovered defect, then Buyer may (a) elect to terminate this Agreement by written notice to Seller in which event the provisions set forth in Section 5.4 governing a permitted termination by Buyer shall apply; or (b) accept title as is and proceed to close without any reduction in the Purchase Price.

5.4             Termination. Buyer shall have until 5:00 PM New York City Time on the Approval Date to notify Seller that it disapproves of any matter or item affecting the Property (which disapproval may be in Buyer’s sole discretion) and has elected to terminate this Agreement. If Buyer fails to give such notice of disapproval and termination prior to such time, such failure shall be conclusively deemed to be a waiver of Buyer’s right to terminate this Agreement under this Section 5.4.

5.5             Effect of Termination. If Buyer terminates this Agreement in accordance with Section 5.4, then all further rights and obligations of the Parties shall cease and terminate without any further liability of either Party to the other (except obligations under Surviving Provisions).

5.6             Title Cure by Seller. At or before Closing, Seller shall remove or have the Title Company insure over, to the reasonable satisfaction of Buyer, all Seller Cure Exceptions, and Seller may (i) at Closing, use any part of the Purchase Price therefor and (ii) by notice to Buyer prior to the Scheduled Closing Date, postpone the Closing for up to sixty (60) days in order to effectuate such removal or insurance. Except for the foregoing obligation regarding Seller Cure Exceptions, nothing contained in this Agreement or otherwise shall require Seller to render title to the Property marketable or to remove or correct any title or survey matter, or any other exception or matter disapproved or identified by Buyer, or to take any action or incur any expense in order to do so.

5.7             Copies of Third Party Reports. If Buyer terminates this Agreement in accordance with Section 5.4, or if Seller otherwise requests, Buyer, within three (3) Business Days after such termination or request, shall provide Seller with copies of all third party Inspection reports and work product generated for Buyer with respect to the Property; provided that Seller shall have reimbursed Buyer for one-half of the cost of any such reports, studies, audits, surveys and any other documents.

5.8             All or None Transaction. Buyer acknowledges that this is an “all or none” transaction and Buyer has no right to terminate the Agreement pursuant to Section 5.4 or any other provision of this Agreement as to any individual Real Property, as opposed to terminating this Agreement for all of the Real Properties, with Buyer’s sole right under Section 5.4 or any other such termination provision of this Agreement being to terminate this Agreement as to all of the Real Properties.

ARTICLE VI

THE CLOSING

6.1             Date and Manner of Closing. The Closing shall take place by Escrow Agent delivering all documents and funds in accordance with this Agreement, as soon as all conditions to Closing contained in this Agreement have been satisfied (or waived in writing), which shall in any event be not later than the Scheduled Closing Date, time being of the essence (subject only to Seller’s cure period under Section 5.6 actually extending beyond such date, in which event Seller will give Buyer not less than three Business Days’ notice of the date of Closing, and subject to Seller’s extension right under Section 3.1.4). Buyer shall have a one-time right to postpone the Closing for any reason for up to seven (7) days by delivering written notice to Seller at least two (2) Business Days prior to Scheduled Closing Date. If Buyer elects to extend the Closing Date in connection with this Section 6.1, Buyer shall deposit an additional deposit of One Million and 00/100 Dollars ($1,000,000.00) with the Escrow Agent (the "Additional Deposit").

6.2             Delay in Closing; Authority to Close. If Escrow Agent cannot effectuate the Closing on or before the Scheduled Closing Date, it shall, nevertheless, effectuate the Closing when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions has not been timely satisfied, unless after the Scheduled Closing Date and prior to the Closing, Escrow Agent receives a written notice to terminate this Agreement from a Party who, at the time such notice is delivered, is not in default hereunder and is entitled to so terminate this Agreement.

ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1             Prorations. Prior to the Closing, Escrow Agent, with input from Seller and Buyer, shall determine the amounts of the prorations in accordance with this Agreement and provide a draft Settlement Statement to Seller and Buyer. Seller and Buyer shall review and either approve or propose changes or additions to such draft promptly and prior to the Closing, such approval not to be unreasonably withheld, conditioned or delayed. The Parties shall cooperate to finalize the Settlement Statement prior to the Scheduled Closing Date.

7.1.1          Certain Items Prorated. All income and expenses with respect to the Property and payable to or by Seller shall be prorated between the Parties as of the Adjustment Point, including: (i) all real estate taxes, special assessments and personal property taxes levied or assessed on or against the Real Property or the Personal Property for the calendar or fiscal year, as the case may be, in which the Closing Date occurs (such taxes and assessments to be prorated on an accrual basis between Seller and Buyer as of the Adjustment Point); (ii) assessments payable in annual installments, with Seller responsible for any prior installments and the portion of any current installments allocable to the period prior to the Closing and Buyer responsible for any future installments and the portion of any current installments allocable to the period on or after the Closing; (iii)  Tenant Payments received under the Leases; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, based on meter readings within one day before Closing, to the extent available, unless Seller elects to close its own applicable account, in which event Buyer shall open its own account and the applicable charges shall not be prorated; (v) amounts prepaid and amounts accrued but unpaid on Non-Terminated Contracts; and (vi) periodic fees for Approvals. In accordance with provision 7.1.1(i) set forth above, at the Closing, the Buyer shall receive a credit against the Purchase Price equal to all accrued and unpaid taxes and assessments attributable to a period through the Adjustment Point (including, without limitation, all taxes and assessments attributable to the year prior to the Closing but not payable until after the Closing and all taxes and assessments attributable to the year in which the Closing occurs but not payable until the following year). The credit for accrued taxes and assessments for which bills have not been issued as of the Closing Date shall be based on the then most recent taxes and assessments.

7.1.2          Leasing Commissions and Tenant Improvements. At the Closing, Buyer shall pay or reimburse Seller for all leasing commissions, tenant improvement costs and allowances and other charges due and payable, or previously paid by Seller, by reason of or in connection with any Leasing Transaction. At or prior to the Closing, Seller shall pay all leasing commissions, tenant improvement costs and allowances and other charges due and payable by reason of or in connection with any Lease listed on Exhibit F (without giving effect to any Leasing Transaction). To the extent that any leasing commissions, tenant improvement costs and allowances and other charges relating to any Lease or Leasing Transaction are not due and payable as of the Closing Date, Buyer shall assume the obligation to pay them pursuant to the General Assignment and will receive a credit on the Settlement Statement equal to the amount, if any, thereof relating to any Lease listed on Exhibit F (without giving effect to any Leasing Transaction).

7.1.3          Tax Refunds. To the extent not required pursuant to Leases to be paid or credited to Tenants, (i) real property tax refunds and credits received after the Closing that are attributable to a fiscal year prior to the fiscal year in which the Closing occurs shall belong to Seller, and (ii) any such refunds and credits attributable to the fiscal tax year in which the Closing occurs shall be apportioned between Seller and Buyer (according to their respective periods of ownership during such fiscal year) after deducting the reasonable out-of-pocket expenses of collection thereof. Seller shall have the sole right to prosecute any proceedings for the reduction or refund of real property taxes that it has commenced prior to the Closing; but Seller shall not withdraw, compromise or settle such proceeding relating to the fiscal year in which the Closing occurs without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.1.4          Security and Other Deposits. At the Closing, Seller shall deliver or credit to Buyer all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases, and Buyer shall pay or credit to Seller an amount equal to all utility deposits and deposits under Assigned Contracts then held by third parties with respect to the Property. At or within a reasonable time after Closing, at Buyer’s expense, Seller shall transfer to Buyer any Tenant security deposits in form other than cash (including letters of credit or security interests in security deposit escrows) by way of appropriate instrument of transfer or assignment.

7.1.5          Delinquent Tenant Payments. Delinquent Tenant Payments shall not be prorated, and all rights thereto shall be retained by Seller, which reserves the right to collect and retain such delinquent Tenant Payments; and Buyer agrees to cooperate with Seller in Seller’s efforts to collect such Tenant Payments, including, if necessary, joining in any legal action instituted by Seller. If at any time after the Closing, Buyer shall receive any such delinquent Tenant Payments (all of which Buyer shall use commercially reasonable efforts to obtain), Buyer shall immediately remit such Tenant Payments to Seller, provided that any monies received by Buyer from a delinquent Tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable. If the Tenant Payments required to be made by any Tenants include percentage rent, additional rent or escalation charges or reimbursements for real property taxes, operating expenses or other charges, Seller and Buyer shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Buyer shall pay or credit such amount to Seller at the Closing.

7.1.6          Survival. The provisions of this Section 7.1 shall survive the Closing for nine months. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Property, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding fiscal year applied to the most recently applicable assessed valuation, subject to further and final adjustment when the tax rate and/or assessed valuation is fixed for the fiscal year in which the Closing occurs. If any item to be prorated or adjusted as set forth in this Section 7.1 is not determinable at the Closing, the proration or adjustment shall be made after the Closing when the applicable amount is determined. Any errors or omissions in computing prorations or adjustments at the Closing shall be promptly corrected, provided that the Party seeking to correct such error or omission shall have notified the other Party thereof on or prior to the date that is nine months following the Closing Date.

7.2             Seller’s Costs. Seller shall pay (i) 100% of the state and county transfer and conveyance taxes, in the amount Escrow Agent determines to be required by law in connection with the transfer of the Property, (ii) one-half of Escrow Agent’s escrow fee or escrow termination charge, (iii) the costs incurred in recording any instruments to remove title matters that Seller elects or is obligated hereunder to remove,

(iv) Seller’s own attorneys’ fees, and (v) the Title Company’s charge for the issuance of one Title Commitment for each of the Real Properties and the cost of the base title premium for a single owner’s Title Policy in the amount of the Purchase Price, exclusive of extended coverage or other endorsements.

7.3             Buyer’s Costs. Buyer shall pay (i) 0% of the state and county transfer and conveyance taxes, in the amount Escrow Agent determines to be required by law in connection with the transfer of the Property, (ii) one-half of Escrow Agent’s escrow fee or escrow termination charge, (iii)  the cost of any title insurance endorsements ordered by Buyer, the cost of any title premiums that exceed the base title premium for a single owner’s Title Policy being paid for by Seller pursuant to Section 7.2, the cost of any lender’s title insurance premium, and the cost of any other title charges incurred at the request of Buyer, (iv) the cost of any new survey of the Property or any update of Seller’s survey, (v) any costs incurred in connection with Buyer’s investigation of the Property pursuant to Article V, (vi) the costs incurred in recording the Deed (other than any transfer and conveyance tax), (vii) any costs in connection with any financing Buyer elects to obtain, and (viii) Buyer’s own attorneys’ fees.

ARTICLE VIII

DEFAULT

8.1             Seller’s Remedies. If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.4, Section 8.2 or Article X), Buyer fails to complete the purchase of the Property as herein provided, Seller shall be released from any further obligations hereunder. Insofar as it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer due to such failure, and insofar as a reasonable estimate of the total net detriment that Seller would suffer from such failure is the amount of the Deposit, in the event of such failure, Seller shall be entitled to the Deposit, which amount is not intended to be and is not a penalty, and which shall be Seller’s sole remedy for damages arising from Buyer’s failure to complete the purchase. If Seller is released pursuant to this Section, Buyer shall deliver an instrument confirming such release promptly upon demand of Seller.

8.2             Buyer’s Remedies. If the sale of the Property is not completed as herein provided solely by reason of any material default of Seller, which Seller failed to cure within three (3) business days after receiving written notice from Buyer, Buyer shall be entitled to (i) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Buyer in the Property) and, subject to Section 5.2, obtain the return of the Deposit and recover all reasonable, documented out-of-pocket expenses incurred by Buyer in connection with this Agreement up to such termination date (not to exceed $100,000 in the aggregate), or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement. Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages, excluding Buyer's right to seek to recover out-of-pocket expenses as set forth in clause (i). Buyer shall be deemed to have elected the remedy set forth in the foregoing clause (i) if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Real Property is located, on or before twenty Business Days following the Scheduled Closing Date.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1             Seller’s Warranties and Representations. The matters set forth in this Section 9.1 constitute representations and warranties by Seller that are as of the Effective Date and (except for matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. If, to Seller’s Knowledge, any of the following representations and warranties is not, or ceases to be, true, Seller shall give prompt notice to Buyer (which notice shall include copies of any document upon which Seller’s notice is based). To the extent Buyer has or acquires actual knowledge or is deemed to know prior to the expiration of the Study Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge. To the extent Buyer acquires actual knowledge or is deemed to know after the expiration of the Study Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge, unless Buyer terminates the Agreement due to Seller’s failure to satisfy the condition to Closing set forth in Section 3.1.5. Without limitation of any other means by which Buyer may have acquired actual knowledge, Buyer shall be deemed to have actual knowledge that a representation or warranty is untrue, inaccurate or incorrect if any Leases, Contracts, rent roll, Estoppel, environmental site assessment, property condition report, survey or title policy provided to Buyer (or made available to Buyer in any data room maintained by Seller, Manager or Broker) contains information which is inconsistent with such representation or warranty.

9.1.1          No Broker. Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except the Broker. Seller shall pay all brokerage commissions to the Broker, as the Broker may be entitled thereto. Seller shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 9.1.1.

9.1.2          Power and Authority. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

9.1.3          Condemnation. There is no pending or, to Seller’s Knowledge, threatened condemnation or similar proceeding affecting any part of the Property as of the Effective Date, except for the Interstate 95 widening project disclosed to Buyer.

9.1.4          Contravention. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

9.1.5          Leases and Contracts. The Leases identified on Exhibit F and the Contracts identified on Exhibit L comprise all of the Leases and Contracts as of the Effective Date. The Leases and Contracts that have been delivered to Buyer pursuant to Section 5.1.2 hereof are true, correct and complete copies thereof in all material respects and, to Seller’s Knowledge, are in full force and effect as of the Effective Date. As of the Effective Date, (i) Seller has not given to any Tenant any written notice of any material default by a Tenant under its Lease, which default has not been remedied, and (ii) Seller has not received any written notice of any material default by Seller under any Lease, which default has not been remedied. As of the Effective Date, Seller has not received any written notice from any Tenant alleging a material defect in the Real Property or any related improvements or facilities. There are no Leasing Agreements pertaining to the Sellers or the Properties that have not been disclosed to Buyer which will be binding upon Buyer or any Property after the Closing.

9.1.6          Compliance. Seller has not received written notice from any Governmental Authority that the Property is not in material compliance with all applicable laws, including Environmental Laws, except for such failures to comply, if any, which have been remedied. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing hazardous materials as in effect on the Effective Date, together with their implementing regulations and guidelines as of the Effective Date, and all state and local laws, regulations and ordinances that regulate hazardous materials in effect as of the Effective Date.

9.1.7          Employees. Seller has no employees.

9.1.8          Litigation. As of the Effective Date, there is no litigation affecting the Property pending or, to Seller’s Knowledge, threatened against Seller that is not covered by insurance. There are no pending, or, to Seller’s Knowledge, threatened judicial, municipal or administrative proceedings affecting the Real Property that will materially adversely affect the Property or Buyer after the Closing.

9.1.9          OFAC. Neither Seller nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls Seller, nor any of its officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”).

9.1.10       Due Execution. Each Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

9.1.11       No Bankruptcy. No Seller has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; or (iv) admitted in writing its inability to pay its debts as they come due..

9.1.12       Real Estate Taxes. As of the Effective Date, Seller has not filed an application seeking a reduction in the real estate tax assessment of the Property. Except as shown in any Title Commitment, to Seller’s Knowledge, (i) no assessments or special assessments for public improvements or otherwise have been levied against, or are now affecting, the Real Property and (ii) there are no such special assessments are threatened in writing.

9.1.13     Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.1.14       Insurance. Seller maintains a casualty insurance policy with respect to each Real Property in accordance with its standard business practices. As of the Effective Date, Seller has made no claims under its casualty insurance policy which has not been settled and, to Seller’s Knowledge, as of the Effective Date, no casualty has occurred with respect to any portion of the Property for which it could have made such a claim.

9.1.15       Title to Property. Seller has the right to convey the Property pursuant to the terms of this Agreement. No Person (other than Buyer pursuant to this Agreement and any Tenant pursuant to the terms of its Lease) has a right to acquire any interest in the Property. Seller’s interest in any Tangible Personal Property being conveyed by Seller pursuant to this Agreement will, as of the Closing Date, be free and clear of any liens and encumbrances created by Seller, other than the Permitted Exceptions.

9.1.16       Seller Work. As of the Closing Date, Seller shall have paid (or adjusted in accordance with Article VII) all undisputed amounts owed by Seller to any contractor retained by Seller for the applicable portion of any installations, repairs, alterations or other work at the Real Property that has been actually performed as of the Effective Date which, if not so paid, might become the subject of a lien on the Real Property.

9.2             Buyer’s Warranties and Representations. The matters set forth in this Section 9.2 constitute representations and warranties by Buyer that are now and shall, at the Closing, be true and correct.

9.2.1          No Broker. Except for the Broker, Buyer has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement. Buyer shall indemnify and hold Seller harmless from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in this Section 9.2.1.

9.2.2          Power and Authority. Buyer is in good standing under the laws of the State of its formation and has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

9.2.3          Independent Investigation. The consummation of Closing shall constitute Buyer’s acknowledgment that it has independently inspected and investigated the Property and has entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

9.2.4          Buyer Reliance. Buyer is experienced in and knowledgeable about the ownership and management of commercial real estate properties, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential.

Buyer agrees that, notwithstanding the fact that it has received or will receive certain information from Seller or its agents or consultants, Buyer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 9.1.

9.2.5          Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Buyer, and when so executed, are and shall be legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.2.6          ERISA. In connection with the acquisition of the Property, Buyer is not using the assets of any employee benefit plan (within the meaning of Section 3(3) of ERISA).

9.2.7          OFAC. Neither Buyer nor, after making due inquiry, any person or entity that owns, directly or indirectly, an equity interest in or otherwise controls Buyer, nor any of its officers, directors or managers, is (i) a person or entity with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List or any similar list) or under any statute, executive order (including the Executive Order), or other governmental action, (ii) currently subject to any U.S. sanctions administered by OFAC, or (iii) in violation of the Money Laundering Act.

9.3             No Other Warranties and Representations. Except as specifically set forth in this Article IX or in a Closing Document, neither Seller nor Buyer has made, makes or authorized anyone to make, any warranty or representation with respect to itself, the Property or the transaction contemplated hereby. Buyer hereby also acknowledges as follows:

9.3.1          DISCLAIMER AS TO THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.1 OR IN A CLOSING DOCUMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.3.2          “AS IS” SALE. UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN A CLOSING DOCUMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

9.3.3          PHYSICAL AND ENVIRONMENTAL MATTERS. BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC

SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN SECTION 9.1. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, MEMBERS, MANAGERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, MEMBERS, MANAGERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

9.4             Survival. The representations and warranties contained in Sections 9.1 and 9.2, or in any Seller Estoppel delivered pursuant to Section 3.1.4, and the provisions of Section 9.3, shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (i) Seller’s representations and warranties (but not such provisions of Section 9.3) shall cease and terminate at the end of the Survival Period, except to the extent that Buyer or Seller, as the case may be, shall have commenced, during the Survival Period, a legal proceeding based on the breach thereof as of the Closing Date, (ii) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed the Cap Limitation in the aggregate (provided, however, that the Cap Limitation shall not apply to the extent that a court of competent jurisdiction determines in a final, unappealable order that Seller engaged in fraud under this Agreement), and (iii) Seller shall have no liability for any breaches of such representations and warranties unless and until the aggregate amount claimed in respect of such breach exceeds the Basket Limitation. Unless otherwise expressly stated in this Agreement to survive, all other representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the Closing Documents and shall not survive the Closing. Seller shall have no liability to Buyer after Closing for any matter disclosed in writing by Seller or for which Buyer has actual knowledge or is deemed to have knowledge pursuant to Section 9.1 prior to Closing excluding any matters in which a court of competent jurisdiction determines in a final, unappealable order that Seller engaged in fraud.

9.5             Post-Closing Covenant. If the Closing occurs, then during the Survival Period Seller shall (a) maintain its legal existence and (b) at Seller’s election, either maintain assets, or maintain the ability to obtain or recover from one or more of its direct or indirect partner’s capital, in an amount sufficient to satisfy any liabilities which Seller may have to Buyer on account of a breach of Seller’s surviving representations, warranties and certifications hereunder, but such amount shall not be required to exceed the Cap Limitation. The provisions of this Section 9.5 shall survive the Closing.

ARTICLE X

CASUALTY AND CONDEMNATION

Promptly after learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. If prior to the Closing all or a material portion of the Property is condemned, damaged or destroyed, Buyer shall have the option of either (i) applying the proceeds of any condemnation award or payment under any insurance policies toward the payment of the Purchase Price to the extent such condemnation award or insurance payment has been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such award or payment, or (ii) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten days after Buyer has received written notice from Seller of such material condemnation, damage or destruction. If prior to the Closing an immaterial portion of the Property is condemned, damaged or destroyed, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation award or insurance payment has been received by Seller, and Seller shall assign to Buyer all of Seller’s right, title and interest in any such aware or payment. For purposes of this Article X, damage to or destruction of a portion of the Property will be considered to be “material” if it is reasonably estimated to cost more than $1,000,000 to restore.

ARTICLE XI

CONDUCT PRIOR TO CLOSING

11.1          Conduct. From and after the Effective Date, Seller shall operate the Property in accordance with its standard business procedures. Without limiting the generality of the foregoing, from and after the Effective Date, Seller shall (i) perform all material obligations of Seller under the Leases and Contracts substantially as required thereunder, (ii) keep in force and effect all existing casualty, liability and other insurance coverages which are presently maintained by each of the Sellers relating to any of the Properties so long as such insurance continues to be available on commercially reasonable terms, (iii) promptly deliver to Buyer copies of any written notices of default under any of the Leases given to any Tenant or Seller after the Effective Date, (iv) promptly deliver to Buyer copies of all written notices of violations from any governmental authority received by Seller after the Effective Date, (v) promptly notify Buyer of all judgments, claims and litigation entered or commenced after the Effective Date that adversely affects Seller or any part of the Property, (vi) promptly after the delivery or receipt thereof, deliver to Buyer copies of all material notices concerning Seller or the Property, which relate to the Non-Terminated Contracts, the Leases, or any actual or threatened condemnation of the Property or any portion thereof given by or on behalf of any Federal, state or local agency, and copies of all other material correspondence sent, filed, served on or received by Seller from any federal, state or local agency affecting the Property from and after the Effective Date, (vii) not settle or compromise or agree to any settlement or compromise of any insurance or condemnation claim or award arising after the Approval Date for which Buyer would be entitled to the proceeds thereof or amount of the award under Article X without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed; (viii) pay (or apportion pursuant to Section 7.1) all utility and other service charges incurred by Seller that accrue through the date of Closing.

11.2          Actions Prohibited. Seller shall not, without the prior written approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed:

(i)               make any material structural alterations or additions to the Property except (a) in the ordinary course of operating the Property, (b) as required for maintenance and repair or (c) as required by any Governmental Authority or any of the Leases or Contracts;

(ii)             sell, transfer, encumber or change the status of title of all or any portion of the Property;

(iii)           change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

(iv)            cancel, amend or modify, in a manner materially adverse to the Real Property, any Approval that would be binding upon Buyer after the Closing.

11.3          Leasing Transactions. Prior to the expiration of the Study Period, Seller may not enter into Leasing Transactions with tenants occupying or expected to occupy more than 6,500 square feet, unless such Leasing Transaction is (i) required by any of the Leases or (ii) approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. For all Leasing Transactions with tenants occupying or expected to occupy less than 6,500 square feet, Seller may enter into such Leasing Transaction provided notice is given to Buyer within five (5) Business Days thereafter and in any event at least two (2) Business Days prior to the expiration of the Study Period. After the expiration of the Study Period, Seller may not enter into any Leasing Transaction unless it is (i) required by any of the Leases or (ii) approved by Buyer, which approval may be withheld in the sole discretion of Buyer.

11.4          Contracts. Prior to the expiration of the Study Period, Seller may cancel, amend and modify any of the Contracts and enter into any new Contract, provided notice is given to Buyer within five (5) Business Days after such action and in any event at least two (2) Business Days prior to the expiration of the Study Period. After the expiration of the Study Period, Seller may not cancel, amend or modify any of the Contracts, or enter into any new Contract, without Buyer’s consent, which consent may be withheld in the sole discretion of Buyer. Notwithstanding the foregoing, Buyer’s consent to an amendment or modification of a Contract, or a new Contract, will not be required if it is in the ordinary course of operating the Property and the Contract (i) will not be binding on Buyer after Closing or (ii) is cancelable on thirty days or less notice without penalty or premium. At or prior to Closing, Seller will terminate the Management Agreement and the Leasing Agreement, and all Contracts that (1) are terminable by Seller without cause or termination charge, by notice given not more than thirty (30) days before Closing, and (2) Buyer elects to have Seller so terminate, by notice to Seller no more than three (3) days after the expiration of the Study Period. The Contracts that are so terminated will not be Non-Terminated Contracts.

11.5          Confidentiality. Buyer shall continue to perform and observe its confidentiality obligations under the Access Agreement. All information made available by Seller or Buyer to the other Party in accordance with this Agreement or obtained by or on behalf of Seller or Buyer or its respective consultants in the course of carrying out the terms of this Agreement or Buyer's Inspections shall be treated as confidential information by each Party and its consultants, and, prior to Closing, Seller and Buyer shall not divulge and shall prevent its consultants from divulging such information to any unrelated third parties, except (i) as required by law, (ii) to consummate the terms of this Agreement, or (iii) to the Party's employees, agents, contractors, lenders, prospective lenders, investors, prospective investors, attorneys, title insurance companies, surveyors, and accountants. Any information provided by Seller or Buyer to the other Party under the terms of this Agreement is for informational purposes only. In providing such information, Seller and Buyer make no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded, except as may otherwise be provided herein. Buyer shall not be entitled to rely upon the accuracy of any such information provided by Seller pursuant to this Agreement except as set forth herein. Buyer shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation, disclose the terms of this Agreement or of such sale and purchase to any third parties other than its mortgage lender, its and such lender’s attorneys, accountants, advisers and consultants, and the Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Neither Seller nor Buyer shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other Party. This Section 11.5 shall survive the Closing or termination of this Agreement.

11.6          SNDA. After the Approval Date, unless Buyer terminates this Agreement pursuant to Section 5.4, upon Buyer’s request, Seller shall deliver to the applicable Tenant, in the event any Tenant’s Lease is not by its terms automatically subordinate to a first mortgage loan, an SNDA with a request that such Tenant execute and deliver the SNDA to Buyer at or prior to the Closing Date, and Seller shall use commercially reasonable efforts to obtain the original SNDAs and deliver them to Buyer at or promptly after Closing; provided, however, that Seller shall have no liability hereunder if any Tenant fails or refuses for any reason whatsoever to execute and deliver an SNDA in such form, and the receipt of any such SNDA shall not be a condition to Buyer’s obligation to close hereunder.

ARTICLE XII

NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

If to Buyer, to:

Plymouth Industrial REIT Inc.

260 Franklin Street, Suite 700

Boston, Massachusetts 02110

Attn: Anne A. Hayward

Facsimile: (617) 936-4142

Email: anne.hayward@plymouthREI.com

with a copy to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Kevin P. Joyce

Facsimile: (617) 289-0551

Email: kjoyce@brownrudnick.com

If to Seller, to:

c/o Greenfield Partners, LLC

2 Post Road West
Westport, CT 06880
Attention: Barry P. Marcus
Facsimile: (203) 222-4930

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention: James L. Black, Jr.

Fax: (617) 341-8754

If to Escrow Agent, to:

First American Title Insurance Company

National Commercial Services

666 Third Avenue, New York, New York 10017

Attn: Andrew D. Jaeger

Email: ajaeger@firstam.com

Fax: 714-361-3540

or to such other address or to such other person as either Party or Escrow Agent shall designate to the others for such purpose in the manner set forth above.

ARTICLE XIII

additional PROVISIONS

13.1          Local Law Provisions.

13.1.1       Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.

ARTICLE XIV

GENERAL PROVISIONS

14.1          Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

14.2          Exhibits. All exhibits referred to herein and attached hereto are a part hereof.

14.3          Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements,

understandings, representations and statements, oral or written, are merged herein, except as expressly provided herein.

14.4          Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

14.5          Attorneys’ Fees. Should either Party employ an attorney for the purpose of enforcing or construing this Agreement or any Closing Document, or any judgment, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing Party shall be entitled to receive from the other Party reimbursement for all reasonable attorneys’ fees and all costs, including service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing Party” means the Party in whose favor a judgment, decree, or final order is rendered.

14.6          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

14.7          Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein.

14.8          Assignment by Buyer. Buyer may not assign its rights under this Agreement or any Closing Document, except to an Affiliate capable of remaking all of Buyer’s representations and warranties hereunder, provided that such assignment shall be completed by Buyer and written notice thereof, together with a certification to Seller that the proposed assignee is an Affiliate of Buyer, shall be given by Buyer to Seller at least five (5) Business Days prior to the Closing Date. Any assignment of a direct or indirect interest in Buyer that results in a change in control of Buyer will be regarded as an assignment of Buyer’s rights under this Agreement in violation of this Section 14.8. Any assignee of this Agreement shall expressly assume all of Buyer’s obligations and liabilities hereunder, and a copy of such assignment and assumption shall be provided to Seller at the time written notice thereof is provided to Seller as required above. Buyer shall remain primarily liable hereunder in the event of any assignment by it.

14.9          Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

14.10       Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective legal representatives, successors and assigns (subject to Section 14.8).

14.11       Interpretation. Seller and Buyer acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement, any Closing Document or any amendments or exhibits hereto or thereto.

14.12       Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement. Facsimile and/or digitally transmitted signatures shall be sufficient to bind the Parties and shall in all respects be treated in court proceedings or otherwise as the legal equivalent of an original signature.

14.13       Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

14.14       Limitation on Liability. In any action brought to enforce the obligations of Seller under this Agreement or any Closing Document, the judgment or decree shall be subject to the provisions of Section 9.4 and shall, in any event, be enforceable against Seller only to the extent of its interest in the Property, including any proceeds thereof, and no other property or assets of Seller shall be subject to levy, execution or lien for the satisfaction of any remedies against Seller. No direct or indirect member, officer, employee or agent of or consultant to Seller shall be held to any personal liability hereunder, and no resort shall be had to their property for the satisfaction of any claims hereunder or in connection with the affairs of Seller

14.15       Business Days. If any date specified in this Agreement for the performance of an obligation, the delivery of an item, the giving of notice or the expiration of a time period falls on a day that is not a Business Day, then this Agreement shall be automatically revised so that the date in question falls on the next occurring Business Day

14.16       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.16.

14.17       Audit Cooperation. At Buyer’s request, at any time within one (1) year after the Closing, Seller shall, at Buyer’s sole cost and expense, reasonably cooperate with Buyer, Buyer's designated representative, and/or Buyer's independent auditor and provide each reasonable access to the books and records of the Property and all related information regarding the Property for the purposes of (i) producing financial statements for the Property satisfying the requirements of Regulation S-X promulgated under the U.S. securities laws, including without limitation Rule 3-14 thereunder, and (ii) conducting an audit of such financial statements, including, without limitation, three (3) calendar years of audited books and records of the Property. Should three (3) calendar years of audited books and records not be available, then Seller shall supply as many years of audited books and records exist, but in no event shall Seller provide less than one (1) year of audited books and records. If audited financial statements are not available, Seller shall provide un-audited operating statements in lieu of audited statements and provide supporting documentation as reasonably requested in order for Buyer to conduct its own audit. In addition, at Buyer’s request, at any time within one (1) year after the Closing, Seller shall, at Buyer’s sole cost and expense, (a) provide to Buyer a representation letter regarding the book and records of the Property, substantially in the form of Exhibit N (an “Audit Letter”), in connection with auditing the Property in accordance with generally accepted auditing standards, and (b) use commercially reasonable efforts to provide Buyer with such additional books, records, representation letters, and such other matters reasonably determined by Buyer as necessary to satisfy its or its affiliated entity's obligations as a real estate investment trust and/or the requirements (including, without limitation, any regulations) of the Securities and Exchange Commission. Notwithstanding the foregoing, Buyer agrees to indemnify, defend, and hold harmless Seller and its affiliates from and against all claims, losses, or liabilities arising out of any error or omission, but excluding any intentional misrepresentation, made by Seller in any Audit Letter. The provisions of this Section 14.17 shall survive the Closing.

14.18       Survival. This Article XIV shall survive the Closing or the termination of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

SELLER

LSOP 3 FL 3, LLC,

a Delaware limited liability company

By:    /s/Barry P. Marcus

Name: Barry P. Marcus

Title: Senior Vice President

LSOP 3 FL 7, LLC,

a Delaware limited liability company

By:    /s/Barry P. Marcus

Name: Barry P. Marcus

Title: Senior Vice President

LSOP 3 FL 8, LLC,

a Delaware limited liability company

By:    /s/Barry P. Marcus

Name: Barry P. Marcus

Title: Senior Vice President

BUYER

PLYMOUTH INDUSTRIAL REIT INC.,

a Maryland corporation

By:    /s/Pendleton P. White, Jr.

Name: Pendleton P. White, Jr.

Title: President

The undersigned joins this Agreement for the sole purpose of agreeing that, in the event that Seller fails to maintain assets during the Survival Period following Closing in the amount required by Section 9.5 of this Agreement, and Seller incurs any liabilities to Buyer during the Survival Period on account of a breach of Seller’s surviving representations, warranties and certifications under this Agreement, the undersigned shall contribute or fund to Seller capital in the amount required by Section 9.5, subject to the terms, conditions and limitations set forth in Section 9.5.

LSOP 3 Joint Venture, LLC,

a Delaware limited liability company

By:    /s/Barry P. Marcus

Name: Barry P. Marcus

Title: Senior Vice President

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under such Agreement, and (iii) be bound by such Agreement in the performance of its duties as escrow agent.

FIRST AMERICAN TITLE

INSURANCE COMPANY

By: /s/Andrew D. Jaeger

Name: Andrew D. Jaeger

Title: Vice President

EXHIBIT A-1

Seller and Address List

Seller	Property Address
Center Point Business Park
LSOP 3 FL 3, LLC, a Delaware limited liability company	4801-100 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4801-200 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4810 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4815-100 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4815-200 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4820 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	4825 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	6601 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	6602-200 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	6631-100 Executive Park Court, Jacksonville, FL
LSOP 3 FL 3, LLC, a Delaware limited liability company	6631-200 Executive Park Court, Jacksonville, FL
Liberty Business Park
LSOP 3 FL 7, LLC, a Delaware limited liability company	7014 AC Skinner Parkway, Jacksonville, FL
LSOP 3 FL 7, LLC, a Delaware limited liability company	7016 AC Skinner Parkway, Jacksonville, FL
LSOP 3 FL 7, LLC, a Delaware limited liability company	7018 AC Skinner Parkway, Jacksonville, FL
LSOP 3 FL 7, LLC, a Delaware limited liability company	7020 AC Skinner Parkway, Jacksonville, FL
LSOP 3 FL 7, LLC, a Delaware limited liability company	7022 AC Skinner Parkway, Jacksonville, FL
LSOP 3 FL 7, LLC, a Delaware limited liability company	4901 Belfort Road, Jacksonville, FL
Salisbury Business Park
LSOP 3 FL 8, LLC, a Delaware limited liability company	7251 Salisbury Road, Jacksonville, FL
LSOP 3 FL 8, LLC, a Delaware limited liability company	7255 Salisbury Road, Jacksonville, FL
LSOP 3 FL 8, LLC, a Delaware limited liability company	7259 Salisbury Road, Jacksonville, FL